State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 A.M. 01/06/2000
001009476 - 0772887

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                         COLORMAX TECHNOLOGIES, INC.

     ColorMax Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:      The name of the Corporation is ColorMax Technologies, Inc.

     SECOND: The following amendment was adopted by the Board of Directors and persons owning in excess of a majority of the outstanding voting securities of the Corporation, in the manner prescribed by Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

                       RESOLVED, that the 11, 372, 957 outstanding shares of common stock of the Corporation be forward split on a basis of two for one, while retaining the current authorized capital and par value, with appropriate adjustments to the capital accounts of the Corporation.

     THIRD: As a result of this amendment, each outstanding pre-amendment share shall be exchanged for two post-amendment shares.

     FOURTH: This amendment does effect a change in the stated capital of the Corporation.

     IN WITNESS WHEREOF, ColorMax Technologies, Inc. has caused this Certificate to be signed by Donald H. Hansen, O.D., President, and Julie Kim, Secretary, this 15th day of December, 1999.

                                   COLORMAX TECHNOLOGIES, INC.



                                   By: /s/ Donald H. Hansen, O.D., Pres.
                                         Donald H.  Hansen, O.D., President


                                   By: /s/ Julie Kim
                                         Julie Kim, Secretary

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